Filed Pursuant to Rule 433

Registration No. 333-281896

Issuer Free Writing Prospectus dated September 4, 2024

Relating to Preliminary Prospectus Supplement dated September 4, 2024

Agilent Technologies, Inc.

Pricing Term Sheet

$600,000,000 4.200% Senior Notes due 2027 (the “2027 Notes”)

$600,000,000 4.750% Senior Notes due 2034 (the “2034 Notes”)

Issuer:	Agilent Technologies, Inc.

Principal Amount:	2027 Notes: $600,000,000 2034 Notes: $600,000,000

Security Type:	2027 Notes: Senior Notes 2034 Notes: Senior Notes

Maturity Date:	2027 Notes: September 9, 2027 2034 Notes: September 9, 2034

Coupon:	2027 Notes: 4.200% 2034 Notes: 4.750%

Price to Public:	2027 Notes: 99.866% of the principal amount 2034 Notes: 99.638% of the principal amount

Yield to Maturity:	2027 Notes: 4.248% 2034 Notes: 4.796%

Spread to Benchmark Treasury:	2027 Notes: +60 basis points 2034 Notes: +102 basis points

Benchmark Treasury:	2027 Notes: 3.750% due August 15, 2027 2034 Notes: 3.875% due August 15, 2034

Benchmark Treasury Price / Yield:	2027 Notes: 100-09 / 3.648% 2034 Notes: 100-26 / 3.776%

Interest Payment Dates:	2027 Notes: March 9 and September 9, commencing March 9, 2025 2034 Notes: March 9 and September 9, commencing March 9, 2025

Make-Whole Call:

2027 Notes: Prior to August 9, 2027, the greater of par and redemption price at Treasury +10 basis points

2034 Notes: Prior to June 9, 2034, the greater of par and redemption price at Treasury +20 basis points

Par Call:	2027 Notes: On or after August 9, 2027 (one month prior to the 2027 Notes maturity date) 2034 Notes: On or after June 9, 2034 (three months prior to the 2034 Notes maturity date)

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Special Mandatory Redemption

2027 Notes: If (i) the BioVectra Acquisition is not consummated on or prior to the Special Mandatory Redemption End Date or (ii) the Issuer notifies the trustee under the indenture governing the 2027 Notes that it will not pursue consummation of the BioVectra Acquisition, the Issuer will be required to redeem all of the 2027 Notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date

2034 Notes: None

Trade Date:	September 4, 2024

Settlement Date*:	September 9, 2024 (T+3)

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2027 Notes: 00846U AQ4 / US00846UAQ40 2034 Notes: 00846U AR2 / US00846UAR23

Ratings**:	Baa1 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB+ by Fitch Ratings

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC Wells Fargo Securities, LLC BNP Paribas Securities Corp. SG Americas Securities, LLC

Co-Managers:	Academy Securities, Inc. Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc. Penserra Securities LLC

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day immediately preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

**	Note: A securities rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at 1-800-294-1322, J.P. Morgan Securities LLC at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403 and Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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